Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441

Pricing Supplement No. 126 dated March 20, 2006.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                            Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2006-031

                     5.50% Callable Notes due March 15, 2012

The description in this pricing supplement of the particular terms of the 5.50% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:        $5,541,000.00           Interest Rate:           5.50%

Price to Public:         100%                    Issuance Date:           March 23, 2006

Net Proceeds to Trust:   $5,480,049.00           Stated Maturity Date:    March 15, 2012

Agent's Discount:        1.10%                   Initial Interest Payment Date: September 15, 2006

CUSIP Number:            41659FJF2               Interest Payment Frequency: Semi-Annually

Day Count Convention: 30/360                     Regular Record Dates:  15 days prior to any
                                                 Interest Payment Date.
Optional Redemption: Yes [X] No [ ]              The Survivor's Option [X] is [ ] is not
Optional Redemption Date: March 15, 2008         available
  or any Interest Payment Date thereafter.         Annual Put Limitation: $1 million or 1%
  Initial Redemption Percentage: 100%              Individual Put Limitation: $250,000
  Annual Percentage Reduction: N/A                 Trust Put Limitation: N/A
  Redemption may be: [X] In whole only.
                     [ ] In whole or in part.    Authorized Denominations: $1,000 integral
                                                 amounts.

Securities Exchange Listing:  None.              Special Tax Considerations:  None.

Other Provisions Relating to the Notes:  None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Advest Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:          FA-406031             Interest Rate:                          5.50%

Contract Payment:           $5,541,015.00         Effective Date:                     March 23, 2006

Deposit Amount :            $5,480,064.00         Stated Maturity Date:               March 15, 2012
(if different from
Contract Payment)

Day Count Convention:       30/360                Initial Interest Payment Date:  September 15, 2006
Special Tax Considerations: None.                 Interest Payment Frequency:
                                                  Semi-Annually
Optional Redemption: Yes [X] No [ ]               Survivor Option:  Under the Funding
Optional Redemption Date: March 15, 2008            Agreement, Hartford Life Insurance
  or any Interest Payment Date thereafter.          Company [X] is [ ] is not required to
  Initial Redemption Percentage:  100%              provide the Trust with amounts it needs to
  Annual Percentage Reduction:    N/A               honor valid exercises of the Survivor's
  Redemption may be:  [X] In whole only.            Option.
                      [ ] In whole or in part.

                                                  Other Provisions Relating to the Funding
                                                  Agreement: None.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by John
F. Kennedy, Associate Counsel.

           INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE
                               FUNDING AGREEMENT

It is anticipated that, as of March 23, 2006, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of March 23, 2006, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA


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